Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com
F5 Networks Completes Acquisition of Swan Labs
SEATTLE, WA—October 4, 2005—F5 Networks (Nasdaq: FFIV), the global leader in Application Delivery Networking, today announced that it has completed its acquisition of Swan Labs Corporation, a leading provider of WAN (Wide Area Network) optimization and application acceleration solutions. F5 announced the execution of a definitive agreement to acquire Swan Labs on September 6, 2005.
Headquartered in San Jose, California, Swan Labs brings to F5 a talented and experienced product development team and a seasoned sales force. Combined with F5’s industry-leading Application Delivery Networking solutions, Swan Labs’ network and application optimization technologies will be part of an integrated framework designed to optimize the security, performance and availability of Web-based applications for any user on any browser-based device, including branch office PCs, remote laptops, PDAs and public terminals.
About F5 Networks
F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast and available for everyone, helping organizations get the most out of their investment. By adding intelligence and manageability into the network to offload applications, F5 optimizes applications and allows them to work faster and consume fewer resources. F5’s extensible architecture intelligently integrates application optimization, protection for the application and the network, and delivers application reliability – all on one universal platform. The company is headquartered in Seattle, Washington with offices worldwide. For more information go to www.f5.com.
     This press release contains forward looking statements relating to future events or future financial performance that involve risks and uncertainties, such as the statement regarding integration of Swan’s technology into a framework for optimizing Web-based applications. Forward looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts”, “potential” or “continue” or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company’s filings with the SEC.
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